Exhibit 3.2

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF STELLAR ACQUISITION III INC. Reg. No. 80853

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in
accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

January 29, 2016

Deputy Registrar

APOSTILLE

(Hague Convention of 5 October 1961/

Convention de la Haye du October 1961)

1. Country: The Republic of the Marshall Islands

This Public Document

2. has been signed by: A. Konstantinou

3. acting in the capacity of: Deputy Registrar, Republic of the Marshall Islands

4. bears the seal/stamp of: Registrar of Corporations, Republic of the Marshall Islands

Certified

5. at: Piraeus, Greece                 6. on: January 29, 2016

7. by: Special Agent of the Republic of the Marshall Islands

8. Number: P-02326-01/16

9. Seal / stamp:	10: Signature

STATEMENT TO AMEND AND RESTATE

ARTICLES OF INCORPORATION OF

STELLAR ACQUISITION III INC.

UNDER SECTION 93 OF THE

BUSINESS CORPORATIONS ACT

The undersigned George Syllantavos, as the Secretary and Director of STELLAR ACQUISITION III INC., a corporation incorporated under the laws of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to section 93 of the Business Corporations Act, hereby certifies that:

1.	The name of the Corporation is: STELLAR ACQUISITION III INC.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 8th day of December 2015

3.	The Articles of Incorporation are amended and restated in their entirety and are replaced by the First Amended and Restated Articles of Incorporation attached hereto

4.	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on this 29th day of January 2016

/s/ George Syllantavos
Authorized Person
Name: George Syllantavos
Title: Secretary/Director

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

STELLAR ACQUISITION III INC.

STELLAR ACQUISITION III INC., a Marshall Islands corporation (the "Corporation") does hereby certify as follows:

1.	The name of the Corporation is STELLAR ACQUISITION III INC. The date of filing of its original Articles of Incorporation with the Marshall Islands Registrar of Corporations was December 8, 2015, under the name STELLAR ACQUISITION III INC.

2.	This Amended and Restated Articles of Incorporation of the Corporation has been duly adopted in accordance with the provisions of § 93 of the BCA by the directors and shareholders of the Corporation.

3.	This Amended and Restated Articles of Incorporation shall be effective on the date of filing with Marshall Islands Registrar of Corporations but corporate existence commenced on December 8th, 2015, and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations responsible for non- resident domestic corporations.

4.	The Articles of Incorporation are amended and restated in their entirety and the text of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1. The name of the Corporation is: STELLAR ACQUISITION III INC.

ARTICLE 2. The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE 3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporation Act (the "BCA").

ARTICLE 4. The Corporation's existence shall be perpetual.

ARTICLE 5. The Corporation is authorized to issue a total of 210,000,000 shares, consisting of two classes of shares, designated "Common Stock" and "Preferred Stock" The total number of shares of Common Stock the Corporation is authorized to issue is 200,000,000, with a par value of $0.0001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 10,000,000, with a par value of $0.0001 per share. All shares of Common Stock and Preferred Stock shall be registered and/or bearer shares. The Corporation shall mail notices and information to holders of bearer shares to the address provided to the Corporation by the shareholder for that purpose.

The holder of a stock certificate issued to bearer may cause such certificate to be exchanged for another certificate in his name for a like number of shares, and the holder of shares issued in the name of the owner may cause his certificate to be exchanged for another certificate to bearer for a like number of shares.

A.	Preferred Stock. The Corporation's board of directors (the "Board of Directors"), is expressly granted authority to issue shares of Preferred Stock, in one or more series and without shareholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation"), and as may be permitted by the BCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.	Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

ARTICLE 6. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and shareholders:

A. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's bylaws), or by the sole remaining director.

B. (1) Number required. The number of directors constituting the board of directors shall be one (1) or more. The number of directors of the corporation may be fixed by the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

(2) Increase or decrease. The number of directors may be increased or decreased by amendment of the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw, subject to the following limitations:

(a)          if the board is authorized by the bylaws to change the number of directors, whether by amending the bylaws or by taking action under the specific provisions of a bylaw, such amendment or action shall require the vote of a majority of the entire board;

(b)          no decrease shall shorten the term of any incumbent director.

C. The Board of Directors shall have powers without the assent or vote of the shareholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends or to determine any such other matter which is not restricted by the BCA.

D. The Board of Directors, in its discretion, may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the shares of the Corporation which is represented in person or by proxy at such meeting and entitled to vote at such meeting (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of any director's interest or for any other reason.

E. In addition to the powers and authorities granted hereby or by the BCA statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the BCA, these Articles of Incorporation, and to its bylaws; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE 7. The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A. No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the BCA as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If, after approval by the shareholders of this Article to authorize corporate action, the BCA is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCA, as so amended.

B. The Corporation shall, to the fullest extent permitted by the BCA, as the same may be amended and supplemented from time to time, indemnify and advance expenses to (i) its directors and officers and (ii) any person who, at the request of the Corporation, is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor); provided, however, that, except with respect to proceedings to enforce rights to indemnification, the bylaws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE 8. Subject to the provisions set forth in Article 6, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the BCA, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

ARTICLE 9. The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be signed by its President/Treasurer as of this 29th day of January, 2016.

STELLAR ACQUISITION III IN

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	Secretary

ACKNOWLEDGEMENT
Date: 29th day of January 2016

I acknowledge that GEORGIOS SYLLANTAVOS known to me to be the individual described within, executed the foregoing instrument on 29th day of January 2016 and that the execution thereof was his/her act and deed.

/s/ E. Gigourtakis
E. Gigourtakis Special Agent